Exhibit 3.11(a)

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:09 AM 11/18/2013
FILED 10:03 AM 11/18/2013
SRV 131317752 - 5433826 FILE

CERTIFICATE OF FORMATION

OF

NRG ENERGY CENTER OMAHA LLC

1.                                      Name: The name of the limited liability company is NRG Energy Center Omaha LLC.

2.                                      Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                      Organizer: The name and address of the sole organizer of the limited liability company is Elizabeth McCormack, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Energy Center Omaha LLC on this 18th day of November, 2013.

/s/ Elizabeth McCormack
Elizabeth McCormack
Authorized Person